Epoch Announces Assets under Management of $6.1 Billion

NEW YORK-- (BUSINESS WIRE) - October 7, 2008 - Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser and the operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") were $6.1 billion as of September 30, 2008, down from $6.6 billion as of June 30, 2008.

“The sharp sell-off in the equity markets offset continued net inflows into our investment strategies during the third quarter,” said William W. Priest, Chief Executive Officer of the Company. “While the quarter was challenging to all investors, our investment strategies, which emphasize a free cash flow analytical approach to the evaluation of equities, should continue to produce superior returns at a lower risk for our clients. This emphasis on cash flow analysis has become increasingly relevant, as the use of accounting measures alone has proven to inadequately capture issues surrounding the financial condition of many companies, particularly in the financial sector.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York, with an office in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. SMID Cap Value; U.S. All Cap Value; Global Small Cap; Global Absolute Return; Global Equity Shareholder Yield; Global All Cap; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com.

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:
Whit Clay, Sloane & Company, 212-446-1864, wclay@sloanepr.com